701 North Haven Ave., Suite 350
Ontario, CA 91764
(909) 980-4030

Press Release
For Immediate Release

Contact:  Christopher D. Myers
     President and CEO
     (909) 980-4030

CVB Financial Corp. Reports Third Quarter Earnings

Ontario, CA, October 18, 2006-CVB Financial Corp. (NASDAQ:CVBF) and its subsidiary, Citizens Business Bank (“the Company”), announced the results for the third quarter of 2006.

Net Income

CVB Financial Corp. reported net income of $18.5 million for the third quarter ending September 30, 2006. This represents an increase of $188,000, or 1.03%, when compared with the $18.3 million in net earnings reported for the third quarter of 2005. Diluted earnings per share were $0.24 for the third quarter of 2006 and 2005.

Net income for the third quarter of 2006 produced a return on beginning equity of 21.65%, a return on average equity of 20.71% and a return on average assets of 1.23%. The efficiency ratio for the third quarter was 45.63%, and operating expenses as a percentage of average assets were 1.51%.

Net income for the nine months ending September 30, 2006 was $55.6 million. This represents an increase of $2.2 million, or 4.05%, when compared with net earnings of $53.4 million for the same period of 2005. Diluted earnings per share were $0.72. This was up $0.03, or 4.35%, from diluted earnings per share of $0.69 for the same period last year.

As previously reported, the Company recorded the reversal of a reserve of $2.6 million in the first quarter of 2005. This reserve had been established for a possible robbery loss that did not materialize. This reversal added $1.7 million to net income after taxes for the period. Without this extraordinary item, the net income for the first nine months ending September 30, 2005 would have been $51.7 million. Net earnings of $55.6 million for the first nine months of 2006 would represent an increase of $3.9 million, or 7.50%, when compared to the $51.7 million for the same period in 2005.

Net income for the nine months ending September 30, 2006 produced a return on beginning equity of 21.69%, a return on average equity of 21.03% and a return on average assets of 1.31%. The efficiency ratio for the nine-month period was 46.52%, and operating expenses as a percentage of average assets was 1.66%.

Net Interest Income and Net Interest Margin

Net interest income after provision for credit losses totaled $40.7 million for the third quarter of 2006. This represented a decrease of $1.9 million, or 4.37%, from net interest income after provision for credit losses of $42.6 million for the third quarter of 2005. This decrease resulted from a $19.9 million increase in interest income, offset by a $20.5 million increase in interest expense and a $1.3 million increase in the provision for credit losses. Net interest income before the provision for credit losses decreased $612,000, or 1.44%, in the third quarter of 2006. The increases in interest income were primarily due to the growth in average earning assets and an increase in interest rates. The increases in interest expense were due to the increases in deposits and borrowed funds and the increase in interest rates on these funding instruments.

The net interest margin (tax equivalent) declined from 3.82% for the third quarter of 2005 to 3.22% for the third quarter of 2006. Total average earning asset yields have increased from 5.57% for the third quarter of 2005 to 6.15% for the third quarter of 2006. The cost of funds has increased from 2.55% for the third quarter of 2005 to 3.90%, for the third quarter of 2006. The higher increase in cost of funds is due to the short-term liability sensitivity of the Company. This decline in net interest margin has been mitigated by the strong growth in the balance sheet. The Company has approximately $1.29 billion, or 36.57%, of its deposits in interest free demand deposits.

Net interest income after provision for credit losses totaled $126.6 million for the nine months ending September 30, 2006. This represents an increase of $1.5 million, or 1.17%, over the net interest income after provision for credit losses of $125.1 million for the same period in 2005. This increase resulted from a $53.6 million increase in interest income, which was partially offset by a $49.7 million increase in interest expense and a $2.4 million increase in the provision for credit losses. Net interest income before the provision for credit losses increased $3.9 million, or 3.09%, for the first nine months of 2006. The increases in interest income were primarily due to the growth in average earning assets and an increase in interest rates. The increases in interest expense were due to the increases in interest rates on deposits and borrowed funds.

The net interest margin (tax equivalent) decreased from 3.90% for the first nine months of 2005 to 3.42% for the first nine months of 2006. Total average earning asset yields have increased from 5.48% for the first nine months of 2005 to 6.00% for the first nine months of 2006. The cost of funds has increased from 2.34% for the first nine months of 2005 to 3.51% for the first nine months of 2006.

The credit quality of the loan portfolio continues to be strong. The allowance for credit losses increased from $24.2 million as of September 30, 2005 to $26.9 million as of September 30, 2006. During the first nine months of 2006, the Company experienced net recoveries of $1.3 million and made a provision for credit losses of $2.4 million. During the first nine months of 2005, the Company had net recoveries of $987,000. In addition, $756,000 was added to the allowance from the acquisition of Granite State Bank. The allowance for credit losses is 0.92% and 1.02% of the total loans and leases outstanding as of September 30, 2006 and 2005, respectively.

Balance Sheet

The Company reported total assets of $5.97 billion at September 30, 2006. This represented an increase of $954.5 million, or 19.01%, over total assets of $5.02 billion on September 30, 2005. Earning assets totaling $5.61 billion were up $923.6 million, or 19.71%, when compared with earning assets of $4.69 billion as of September 30, 2005. Deposits of $3.52 billion grew $310.1 million, or 9.65%, from $3.21 billion for the same period of the prior year. Gross loans and leases of $2.92 billion on September 30, 2006 rose $541.8 million, or 22.81%, from $2.38 billion on September 30, 2005.

Total assets of $5.97 billion as of September 30, 2006 reflect an increase of $551.7 million, or 10.17%, over total assets of $5.42 billion on December 31, 2005. Earning assets of $5.61 billion were up $525.4 million, or 10.34%, over the total earning assets of $5.08 billion on December 31, 2005. Deposits of $3.52 billion on September 30, 2006 grew $99.4 million, or 2.90%, from $3.42 billion as of December 31, 2005. Gross loans and leases of $2.92 billion increased $253.2 million, or 9.50%, from $2.66 billion on December 31, 2005. Total equity of $382.9 million on September 30, 2006 was up by $40.0 million, or 11.67%, from $342.9 million as of December 31, 2005.

Investment Securities

Investment securities totaled $2.64 billion as of September 30, 2006. This represents an increase of $387.9 million, or 17.20%, when compared with the $2.26 billion in securities as of September 30, 2005. It represents an increase of $273.2 million, or 11.53%, when compared with $2.37 billion in investment securities as of December 31, 2005.

In June 2006, the Company purchased $250.0 million in mortgage-backed securities funded by a repurchase agreement with a double cap. This was done to protect against increased interest rates while providing a potential benefit in the event rates decline. The life of the repurchase agreement is two years.

Financial Advisory Services

The Financial Advisory Services Group has over $3.0 billion in assets under administration. They provide trust, investment and brokerage related services, as well as financial, estate and business succession planning.

Loan and Lease Quality

CVB Financial Corp. reported no non-performing assets as of September 30, 2006 and December 31, 2005. The allowance for credit losses was $26.9 million as of September 30, 2006. This represents 0.92% of gross loans and leases. It compares with an allowance for credit losses of $23.2 million, or 0.87% of gross loans and leases on December 31, 2005. The increase was primarily due to a provision for credit losses of $2.4 million and recoveries of $1.5 million, offset by loan charge-offs of $145,000 during the first nine months of 2006.

Other Items in 2006

Corporate Overview

CVB Financial Corp. is the holding company for Citizens Business Bank. The Bank is the largest financial institution headquartered in the Inland Empire region of Southern California. It serves 33 cities with 39 business financial centers in the Inland Empire, Los Angeles County, Orange County and the Central Valley areas of California. Its leasing division, Golden West Financial Services, provides vehicle leasing, equipment leasing and real estate loan services, with offices in Orange and Tulare counties.

On August 1, 2006, Christopher D. Myers joined the Company as President and Chief Executive Officer of CVB Financial Corp. and its wholly owned subsidiary, Citizens Business Bank. Myers also joined the Board of Directors of both CVB Financial Corp. and Citizens Business Bank at that time.

During the second quarter of 2006, the two Arcadia business financial centers were consolidated and moved into a new location within the city of Arcadia, California. The new address is 101 West Huntington Drive, Arcadia, California 91007.

For the fourth consecutive year, CVB Financial Corp. received the KBW Honor Roll award at the Annual Community Bank Investor Conference hosted by Keefe, Bruyette & Woods, Inc. in New York on August 1 — 2, 2006. The Company was also recognized as a SmAll-Star by Sandler O’Neill, and named on the FPK Honor Roll by Fox-Pitt, Kelton.

Shares of CVB Financial Corp. common stock are listed on the NASDAQ under the ticker symbol of CVBF. For investor information on CVB Financial Corp., visit our Citizens Business Bank website at www.cbbank.com and click on the CVB Investor tab.

Safe Harbor

This document contains forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from the projected. In addition, these forward-looking statements relate to the Company’s current expectations regarding future operating results. Such issues and uncertainties include impact of changes in interest rates, a decline in economic conditions and increased competition among financial services providers. For a discussion of other factors that could cause actual results to differ, please see the publicly available Securities and Exchange Commission filings of CVB Financial Corp., including its Annual Report on Form 10-K for the year ended December 31, 2005, and particularly the discussion on risk factors within that document. The Company does not undertake any, and specifically, disclaims any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

_________________

CVB FINANCIAL CORP. CONSOLIDATED BALANCE SHEET (unaudited) dollars in thousands
	September 30,		December 31,
	2006	2005	2005
Assets:
Investment Securities available-for-sale	$2,643,100	$2,255,176	$2,369,892
Interest-bearing balances due from depository institutions	--	8,905	1,883
Investment in stock of Federal Home Loan Bank (FHLB)	75,399	69,994	70,770
Loans and lease finance receivables	2,917,027	2,375,226	2,663,863
Less allowance for credit losses	(26,912)	(24,237)	(23,204)

Net loans and lease finance receivables	2,890,115	2,350,989	2,640,659

Total earning assets	5,608,614	4,685,064	5,083,204
Cash and due from banks	127,217	132,741	130,141
Premises and equipment, net	44,219	39,823	40,020
Intangibles	10,709	13,062	12,474
Goodwill	31,531	28,735	32,357
Cash value of life insurance	98,906	71,232	71,811
Other assets	53,452	49,507	52,964

TOTAL	$5,974,648	$5,020,164	$5,422,971

Liabilities and Stockholders' Equity
Liabilities:
Deposits:
Demand Deposits (noninterest-bearing)	$1,288,569	$1,424,623	$1,490,613
Investment Checking	297,659	260,484	298,067
Savings/MMDA	919,021	991,102	852,189
Time Deposits	1,018,228	537,129	783,177

Total Deposits	3,523,477	3,213,338	3,424,046
Demand Note to U.S. Treasury	1,510	1,529	6,433
Borrowings	1,904,501	1,312,000	1,496,000
Junior Subordinated Debentures	108,250	82,476	82,476
Other liabilities	54,020	73,646	71,139

Total Liabilities	5,591,758	4,682,989	5,080,094
Stockholders' equity:
Stockholders' equity	392,600	345,460	356,263
Accumulated other comprehensive income
(loss), net of tax	(9,710)	(8,285)	(13,386)

	382,890	337,175	342,877

TOTAL	$5,974,648	$5,020,164	$5,422,971

CVB FINANCIAL CORP. CONSOLIDATED AVERAGE BALANCE SHEET (unaudited) dollars in thousands
	Three months ended		Nine months ended
	September 30,		September 30,
	2006	2005	2006	2005
Assets:
Investment securities available-for-sale	$2,620,781	$2,226,695	$2,477,114	$2,174,900
Interest-bearing balances due from depository institutions	32	9,924	2,464	9,949
Investment in stock of Federal Home Loan Bank (FHLB)	75,118	67,277	73,333	62,078
Loans and lease finance receivables	2,857,573	2,320,733	2,759,778	2,208,258
Less allowance for credit losses	(25,994)	(24,183)	(24,582)	(23,791)

Net loans and lease finance receivables	2,831,579	2,296,550	2,735,196	2,184,467

Total earning assets	5,527,510	4,600,446	5,288,107	4,431,394
Cash and due from banks	126,716	127,374	127,440	123,182
Premises and equipment, net	44,395	39,881	42,704	37,491
Intangibles	10,941	13,294	11,524	11,256
Goodwill	31,531	28,735	31,625	25,757
Cash value of life insurance	78,646	70,824	74,542	70,131
Other assets	113,077	77,121	98,326	66,613

TOTAL	$5,932,816	$4,957,675	$5,674,268	$4,765,824

Liabilities and Stockholders' Equity
Liabilities:
Deposits:
Noninterest-bearing	$1,344,239	$1,406,223	$1,358,135	$1,373,174
Interest-bearing	2,233,844	1,677,630	2,150,609	1,625,927

Total Deposits	3,578,083	3,083,853	3,508,744	2,999,101
Other borrowings	1,805,765	1,401,252	1,643,804	1,315,095
Junior Subordinated Debentures	108,250	82,476	105,418	82,476
Other liabilities	87,217	40,889	62,800	33,511

Total Liabilities	5,579,315	4,608,470	5,320,766	4,430,183
Stockholders' equity:
Stockholders' equity	395,102	346,028	381,569	335,042
Accumulated other comprehensive income
(loss), net of tax	(41,601)	3,177	(28,067)	599

	353,501	349,205	353,502	335,641

TOTAL	$5,932,816	$4,957,675	$5,674,268	$4,765,824

CVB FINANCIAL CORP. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF EARNINGS (unaudited) dollar amounts in thousands, except per share
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2006	2005	2006	2005
Interest Income:
Loans, including fees	$50,564	$38,341	$142,769	$105,989
Investment securities:
Taxable	24,725	18,994	66,625	56,594
Tax-advantaged	6,510	4,989	19,563	13,873

Total investment income	31,235	23,983	86,188	70,467
Dividends from FHLB Stock	1,200	675	2,990	1,813
Federal funds sold	--	--	32	2
Interest-bearing CDs with other institutions	6	74	60	207

Total interest income	83,005	63,073	232,039	178,478
Interest Expense:
Deposits	18,903	7,539	48,398	18,848
Borrowings and junior subordinated debentures	22,130	12,950	54,682	34,537

Total interest expense	41,033	20,489	103,080	53,385

Net interest income before provision for credit losses	41,972	42,584	128,959	125,093
Provision for credit losses	1,250	--	2,400	--

Net interest income after
provision for credit losses	40,722	42,584	126,559	125,093
Other Operating Income:
Service charges on deposit accounts	3,253	3,477	9,833	9,770
Financial Advisory Services	1,807	1,741	5,467	4,929
Gain/(Loss) on sale of investment securities	1,029	--	1,062	(46)
Other	2,782	2,643	8,329	7,579

Total other operating income	8,871	7,861	24,691	22,232
Other operating expenses:
Salaries and employee benefits	11,541	12,700	37,031	38,323
Occupancy	2,209	2,091	6,313	6,048
Equipment	1,777	1,727	5,278	5,583
Professional services	1,237	1,047	3,995	3,267
Amortization of intangible assets	588	588	1,765	1,473
Other	5,278	4,526	15,977	11,432

Total other operating expenses	22,630	22,679	70,359	66,126

Earnings before income taxes	26,963	27,766	80,891	81,199
Income taxes	8,508	9,499	25,279	27,753

Net earnings	$18,455	$18,267	$55,612	$53,446

Basic earnings per common share	$0.24	$0.24	$0.73	$0.70

Diluted earnings per common share	$0.24	$0.24	$0.72	$0.69

Cash dividends per common share	$0.09	$0.11	$0.27	$0.33

All per share information has been retroactively adjusted to reflect the 5 for 4 stock split declared on December 21, 2005.

CVB FINANCIAL CORP. AND SUBSIDIARIES SELECTED FINANCIAL HIGHLIGHTS (unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Interest income - (Tax Effective)(te)	$85,182	$64,674	$238,446	$182,932
Interest Expense	41,033	20,489	103,080	53,385

Net Interest income - (te)	$44,149	$44,185	$135,366	$129,547

Return on average assets	1.23%	1.46%	1.31%	1.50%
Return on average equity	20.71%	20.75%	21.03%	21.29%
Efficiency ratio	45.63%	44.96%	46.52%	44.88%
Net interest margin (te)	3.22%	3.82%	3.42%	3.90%
Weighted average shares outstanding
Basic	76,508,982	76,368,473	76,487,473	76,500,318
Diluted	76,983,851	77,057,114	77,169,959	77,224,423
Dividends declared	$6,891	$6,722	$20,659	$20,213
Dividend payout ratio	37.34%	36.80%	37.15%	37.82%
Number of shares outstanding-EOP	76,569,847	76,384,199
Book value per share	$5.00	$4.41
	September 30,
	2006	2005

Non-performing Assets (dollar amount in thousands):
Non-accrual loans	$0	$2
Loans past due 90 days or more
and still accruing interest	--	--
Restructured loans	--	--
Other real estate owned (OREO), net	--	--

Total non-performing assets	$0	$2

Percentage of non-performing assets
to total loans outstanding and OREO	0.00%	0.00%
Percentage of non-performing
assets to total assets	0.00%	0.00%
Non-performing assets to
allowance for loan losses	0.00%	0.01%
Net Charge-off (Recovered) to Average loans	(0.05%)	(0.08%)
Allowance for Credit Losses:
Beginning Balance	$23,204	$22,494
Total Loans Charged-Off	(145)	(191)
Total Loans Recovered	1,453	1,178
Acquisition of Granite State Bank	0	756

Net Loans Recovery (Charged-Off)	1,308	1,743
Provision Charged to Operating Expense	2,400	--

Allowance for Credit Losses at End of period	$26,912	$24,237

CVB FINANCIAL CORP. AND SUBSIDIARIES SELECTED FINANCIAL HIGHLIGHTS (in thousands, except per share data (unaudited)
Quarterly Common Stock Price
	2006		2005		2004
Quarter End	High	Low	High	Low	High	Low
March 31,	$17.16	$16.18	$17.04	$14.08	$13.63	$12.10
June 30,	$17.15	$14.58	$16.10	$13.60	$14.05	$12.58
September 30,	15.66	14.11	$17.52	$14.43	$14.96	$12.93
December 31,			$16.72	$13.90	$17.87	$14.24
Quarterly Consolidated Statements of Income Earnings
		3Q 2006	2Q 2006	1Q 2006	4Q 2005	3Q 2005
Interest income
Loans, including fees		$50,564	$47,913	$44,292	$42,432	$38,341
Investment securities and federal funds sold		32,441	28,988	27,840	26,039	24,732

		83,005	76,901	72,132	68,471	63,073
Interest expense
Deposits		18,903	16,294	13,201	10,060	7,539
Other borrowings		22,130	17,446	15,106	13,991	12,950

		41,033	33,740	28,307	24,051	20,489
Net interest income before
provision for credit losses		41,972	43,161	43,825	44,420	42,584
Provision for credit losses		1,250	900	250	--	--

Net interest income after
provision for credit losses		40,722	42,261	43,575	44,420	42,584
Non-interest income		8,871	8,091	7,729	5,273	7,861
Non-interest expenses		22,630	24,259	23,470	23,926	22,679

Earnings before income taxes		26,963	26,093	27,834	25,767	27,766
Income taxes		8,508	7,176	9,594	8,593	9,499

Net earnings		$18,455	$18,917	$18,240	$17,174	$18,267

Basic earnings per common share		$0.24	$0.25	$0.24	$0.22	$0.24
Diluted earnings per common share		$0.24	$0.25	$0.24	$0.22	$0.24
Cash dividends per common share		$0.09	$0.09	$0.09	$0.09	$0.11
Dividends Declared		$6,891	$6,885	$6,883	$6,877	$6,722

Financial Measures That Supplement GAAP

Our discussions sometimes contain financial information not required to be presented by generally accepted accounting principles (GAAP). We do this to better inform readers of our financial statements. The SEC requires us to present a reconciliation of GAAP presentation with non-GAAP presentation.

The following table reconciles the differences in net earnings with and without the settlement of robbery loss and gain/(loss) on sale of securities in conformity with GAAP.

Net Earnings Reconciliation (non-GAAP disclosure):	Three months ended September 30,		Nine months ended September 30,
	2006	2005	2006	2005

Net earnings without the settlement of robbery loss
and gain/(loss) on sale of securities	$17,751	$18,267	$54,881	$51,764
Settlement of robbery loss, net of tax	--	--	--	1,712
Gain/(Loss) on Sale of Securities, net of tax	$704	$--	$731	$(30)

Reported net earnings	$18,455	$18,267	$55,612	$53,446

Settlement of robbery loss	$--	$--	$--	$2,600
Gain/(Loss) on Sale of Securities	$1,029	$--	$1,062	$(46)
Tax effect	(325)	--	(331)	(872)

Net of taxes	$704	$0	$731	$1,682

We have presented net earnings without the settlement of robbery loss and gain/(loss) on sale of securities to show shareholders the earnings from operations unaffected by the impact of these items. We believe this presentation allows the reader to more easily assess the results of the Company's operations and business.